UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CHOLESTECH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHOLESTECH CORPORATION

Notice of Annual Meeting of Shareholders
August 17, 2005
10:00 a.m.

TO OUR SHAREHOLDERS:
      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Cholestech Corporation, which will be held at our executive offices located at 3347 Investment Boulevard, Hayward, California 94545-3808, on Wednesday, August 17, 2005, at 10:00 a.m. local time for the following purposes:

1. To elect seven directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006.

3. To approve an amendment to our 2000 stock incentive program to increase the aggregate number of shares of common stock that may be issued under such program by 300,000, and to approve the material terms of the 2000 stock incentive program for purposes of Section 162(m) of the Internal Revenue Code.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on June 20, 2005 will be entitled to attend and vote at the annual meeting.
      Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any shareholder attending the annual meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors of
CHOLESTECH CORPORATION

John F. Glenn
Vice President of Finance, Chief Financial Officer,
Treasurer and Secretary
July 15, 2005
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ACCOMPANYING REPLY ENVELOPE.

i

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CHOLESTECH CORPORATION

PROXY STATEMENT FOR THE
2005 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION
      The enclosed proxy is solicited on behalf of the board of directors of Cholestech Corporation (“Cholestech”) for use at our 2005 annual meeting of shareholders and at any adjournment or postponement of the meeting. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of shareholders.
      The annual meeting will be held at our principal executive offices located at 3347 Investment Boulevard, Hayward, California 94545-3808, on Wednesday, August 17, 2005, at 10:00 a.m. local time. Our telephone number at that location is (510) 732-7200.
      These proxy solicitation materials and the Annual Report on Form 10-K for the fiscal year ended March 25, 2005, including financial statements, were first mailed on or about July 15, 2005 to all shareholders entitled to vote at the meeting. You may receive an additional copy of our Annual Report on Form  10-K or a copy of the exhibits to our Annual Report on Form 10-K without charge by sending a written request to our corporate secretary at the address above.
Who May Vote
      You may vote if our records show that you owned your shares as of June 20, 2005. At the close of business on that date, we had a total of 14,630,054 shares of common stock outstanding, which were held by approximately 153 shareholders of record. As of the record date, we had no shares of our preferred stock outstanding.
Revoking Your Proxy Card
      You may revoke your proxy card at any time before it is voted at the annual meeting. In order to do this, you must either (i) sign and return another proxy card bearing a later date; (ii) provide written notice of the revocation to John F. Glenn, our vice president of finance and chief financial officer, before we take the vote at the annual meeting; or (iii) attend the meeting and vote in person.
Quorum Requirement
      A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the annual meeting and to conduct business. Your shares will be counted as being present at the meeting if you attend the meeting in person or if you submit a properly executed proxy card.
Voting
      You are entitled to one vote for each share held. In voting for the election of directors (Proposal One), you may cumulate your votes. This means you may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by you, or distribute your votes on the same principle among as many candidates as you may select, provided that you cannot cast votes for more candidates than the number of directors to be elected (seven). However, you will not be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and you have given notice at the meeting, prior to the voting, of your intention to cumulate your votes. On all other matters, you are entitled to one vote for each share held.

      If your proxy card is properly dated, executed and returned, your shares will be voted at the annual meeting in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the seven nominees to the board of directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006; and

•	FOR the amendment to our 2000 stock incentive program to increase the aggregate number of shares of common stock that may be issued under such program by 300,000, and to approve the material terms of the 2000 stock incentive program for purposes of Section 162(m) of the Internal Revenue Code.
Proxy Solicitation Costs
      Our board of directors is making this solicitation of proxies and we will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of our proxy materials. None of our directors intend to oppose any action for which shareholder approval is being solicited. We have engaged Georgeson Shareholder Communications Inc. to assist in solicitation of proxies at an estimated fee of $15,000, plus disbursements. In addition, we may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on behalf of our board of directors, personally or by telephone or facsimile. We expect that a representative from our transfer agent, Computershare Limited, will tabulate the proxies and act as the inspector of elections.
Abstentions and Broker Non-Votes
      If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the proposal to increase the aggregate number of shares of common stock that may be issued under the 2000 stock incentive program and to approve the material terms of such program, your abstention will have the same effect as a vote against these proposals.
      Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposal One and Proposal Two, which are both routine matters. However, for shares held through a broker or other nominee who is a NYSE member organization, your shares will only be voted in favor of Proposal Three if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal. See “Vote Required” following each proposal for further information.
Voting Results
      The preliminary voting results will be announced at the annual meeting. The final voting results will be calculated by our transfer agent and inspector of elections, Computershare Limited, and published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2006.

Deadline of Receipt of Shareholder Proposals for 2006 Annual Meeting
      As a shareholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. If you intend to present a proposal at our 2006 annual meeting of shareholders, the proposal must be received by us no later than March 17, 2006 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
      The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for shareholder proposals that are not intended to be included in a company’s proxy statement. The discretionary vote deadline for our 2006 annual meeting is May 31, 2006, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a shareholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2006 annual meeting.
Nomination of Director Candidates
      You may also propose director candidates for consideration by the board’s nominating committee. It is our policy that our nominating committee will consider recommendations for candidates to the board of directors from shareholders holding not less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by other board members or management. See “Corporate Governance — Policy for Director Recommendations and Nominations” for additional information.
Shareholder Communications to Directors
      Shareholders may communicate directly with our directors by sending an email to board@cholestech.com. Our chief financial officer will monitor these communications and will ensure that appropriate summaries of all received messages and all received messages are provided to the board of directors at its regularly scheduled meetings. In addition, all of our directors will have access to this email address. Where the nature of a communication warrants, our chief financial officer may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or our management or independent advisors, as our chief financial officer considers appropriate. After reviewing shareholder messages, our board of directors will determine whether any response is necessary and whether further action is required.
Other Matters
      Other than the proposals listed above, our board of directors does not intend to present any other matters to be voted on at the 2005 annual meeting of shareholders. Our board of directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the 2005 annual meeting of shareholders and you have signed and returned your proxy card, the proxy holders will have discretion to vote your shares on these matters to the extent authorized under the Securities Exchange Act of 1934, as amended.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
      A board of seven directors is to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently our directors. In any event, the proxy holders cannot vote the proxies for a greater number of persons than seven. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who shall be designated by the present board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of shareholders or until such director’s successor has been duly elected and qualified.
Nominees
      The following table sets forth the names, ages and titles of the nominees as of June 20, 2005:

			Director
Name of Nominee	Age	Position with Cholestech	Since

John H. Landon(2)(3)(4)(5)	64	Chairman of the Board	1997
Warren E. Pinckert II	61	President, Chief Executive Officer and Director	1993
Michael D. Casey(3)(4)(6)	59	Director	2001
John L. Castello(2)(3)(4)(7)	69	Director	1993
Elizabeth H. Dávila(1)(2)	60	Director	2003
Stuart Heap(1)(2)	56	Director	2003
Larry Y. Wilson(1)(8)	55	Director	1998

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating committee.

(4)	Member of the governance committee.

(5)	Chair of the nominating committee.

(6)	Chair of the governance committee.

(7)	Chair of the compensation committee.

(8)	Chair of the audit committee.
      There are no family relationships between any director or executive officer.
      John H. Landon has served as a director since December 1997 and as our chairman since August 2000. Mr. Landon served as the vice president and general manager of Medical Products for E.I. DuPont de Nemours and Company from 1992 until his retirement in 1996. Prior to that, Mr. Landon served in various capacities at DuPont, including vice president and general manager, Diagnostics and Biotechnology from 1990 to 1992, director of Diagnostics from 1988 to 1990, business director of Diagnostic Imaging from 1985 to 1988 and in various other professional and management positions at DuPont from 1962 to 1985. Mr. Landon is also a director of Digene Corporation and Christiana Care Corporation and has previously served as a director of the GenVec, Inc. Advanced Medical Technology Association (AdvaMed) and the DuPont Merck Pharmaceutical Company. Mr. Landon earned a Bachelor of Science degree in Chemical Engineering from the University of Arizona.
      Warren E. Pinckert II has served as our president, chief executive officer and a director since June 1993. Mr. Pinckert served as our executive vice president of operations from 1991 to June 1993, as our chief financial officer and vice president of business development from 1989 to June 1993 and as our secretary from 1989 to January 1997. From 1983 to 1989, Mr. Pinckert was chief financial officer of Sunrise Medical Inc., an international durable medical equipment manufacturer. Mr. Pinckert is also a director of PacifiCare Health Systems, Inc. and serves on the Board of Advisors for the San Francisco State University School of Business. Mr. Pinckert earned a Bachelor of Science degree in Accounting and a Masters of Business Administration degree from the University of Southern California.
      Michael D. Casey has served as a director since February 2001. Mr. Casey served as the chairman, president, chief executive officer and a director of Matrix Pharmaceutical, Inc. from 1997 until his retirement in February 2002. From November 1995 to December 1996, Mr. Casey was executive vice president at Schein Pharmaceutical, Inc. In December 1996, he was appointed president of the retail and specialty products division of Schein. From June 1993 to November 1995, he served as president and chief operating officer of Genetic Therapy, Inc. Mr. Casey was president of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and vice president, sales and marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is also a director of Celgene Corporation, Bone Care International, Inc., Allos Therapeutics, Inc., OrthoLogic Corporation and Durect Corporation.
      John L. Castello has served as a director since August 1993. Mr. Castello is the chairman, president and chief executive officer of Xoma Ltd., a biotechnology company. Mr. Castello joined Xoma in April 1992 as president and chief executive officer and became chairman in 1993. He served as president of Ares Serono Diagnostics from 1986 to 1988, president and chief operating officer of The Ares Serono Group from 1988 to 1991 and chairman of Ares Serono Inc. from 1991 to 1992. From 1960 to 1986, Mr. Castello held various senior management positions at Amersham International plc, Abbott Laboratories, General Foods and Honeywell Corp. Mr. Castello earned a Bachelor of Science degree in Mechanical and Industrial Engineering from Notre Dame University.
      Elizabeth H. Dávila has served as a director since August 2003. Ms. Dávila served as chairman of the board and chief executive officer of VISX, Incorporated, a developer of proprietary technologies and systems for laser vision correction, from 2001 until May 2005 when VISX was acquired by Advanced Medical Optics, Inc. She is currently a member of the board of directors of Advanced Medical Optics. From 1995 to 2001, Ms. Dávila held the positions of president, executive vice president and chief operating officer at VSX and served as a director since December 1995 at VISX. Prior to joining VISX, Ms. Dávila was at Syntex Corporation from 1977 to 1994 where she held senior management positions in its medical device, medical diagnostics, and pharmaceutical divisions. Ms. Dávila also serves on the board of directors of Nugen Technologies, Inc. She holds a masters degree in chemistry from Notre Dame and an MBA from Stanford University.
      Stuart Heap has served as a director since March 2003. Mr. Heap is the chief executive officer of Regent Medical, a manufacturer of surgical gloves for the healthcare industry. From January 2002 to June 2004, Mr. Heap served as chief executive officer and president of SSL-Americas. From January 1998 to December 2001, Mr. Heap served as the president of the contact lens division of CIBA Vision Corp., a subsidiary of Novartis AG. Mr. Heap was the head of global marketing for CIBA Vision from June 1995 to June 1997. Mr. Heap earned a Bachelor of Science degree in Engineering from Salford University in the United Kingdom.
      Larry Y. Wilson has served as a director since May 1998. Since January 2002, Mr. Wilson has served as senior vice president and chief financial officer for Northern California for Kaiser Foundation Health Plan, Inc. From 1987 to June 2001, Mr. Wilson served as the executive vice president and chief operating officer of

Catholic Healthcare West. Mr. Wilson served as the executive vice president and chief financial officer of Mercy Health System, a predecessor of Catholic Healthcare, from 1983 to 1986 and as a principal of the Health and Medical Division of Booz Allen & Hamilton, a consulting company, from 1979 to 1983. From 1995 to December 2001, Mr. Wilson also served as an officer and director of the California Healthcare Association and as its chairman in 2000. Mr. Wilson earned a Bachelor of Arts degree in English from Harvard University and a Masters of Business Administration degree from Stanford University.
Vote Required and Board Recommendation
      If a quorum is present, the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected to the board of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to this proposal. The board of directors recommends that shareholders vote FOR the election of each of the seven nominees named above.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The board of directors, acting upon the recommendation of the audit committee of the board of directors, has selected PricewaterhouseCoopers LLP, independent registered public accounting firm (“PwC”), to audit our consolidated financial statements for the fiscal year ending March 31, 2006, and recommends that the shareholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection.
      Representatives of PwC are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Fees to PricewaterhouseCoopers LLP for Fiscal 2005 and 2004
      The following table presents fees for professional services rendered by PwC for the audit of our consolidated annual financial statements for fiscal 2005 and 2004 and fees billed for audit services, audit-related services, tax services and all other services rendered by PwC for fiscal 2005 and 2004:

	2005	2004

Audit Fees	$567,380	$141,050
Audit-Related Fees	111,500	40,300
Tax Fees	104,295	192,000
All Other Fees	—	—

Total Fees	$783,175	$373,350
      Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include primarily of services related to internal controls, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
      Tax Fees. For 2005, consists of fees billed for professional services for tax compliance ($67,000) and tax planning ($37,295). For 2004, consists of fees billed for professional services for tax compliance ($119,700), tax advice ($8,000) and tax planning ($64,300). These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties and international tax planning.
      All Other Fees. Consists of fees for products and services other than the services reported above.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
      The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee also pre-approves particular services on a case-by-case basis.

      The audit committee approved all of the services described under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” and no time expended on PwC’s engagement to audit financial statements for the most recent fiscal year was attributed to work performed by persons other than the independent registered public accounting firm’s full-time, permanent employees.
      In making its recommendation to appoint PwC as our independent registered public accounting firm, the audit committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence. The audit committee has determined that the provision of non-audit services by PwC is compatible with maintaining the firm’s independence as our independent registered public accounting firm.
Vote Required and Board Recommendation
      Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the board of directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.
      To be approved, this proposal must receive a “FOR” vote from a majority of the shares present and voting, either in person or by proxy (which shares voting affirmatively also must constitute at least a majority of the required quorum). Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal. The board of directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL THREE
AMENDMENT TO 2000 STOCK INCENTIVE PROGRAM TO INCREASE
AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE,
AND APPROVAL OF MATERIAL TERMS OF 2000 STOCK INCENTIVE PROGRAM
FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE
      The board of directors has approved an amendment to our 2000 stock incentive program to increase the aggregate number of shares of our common stock that may be issued under the program by 300,000 shares and to permit awards granted under the 2000 stock incentive program to certain officers to qualify for a tax deduction for United States federal income tax purposes. The board of directors believes that the fundamental objectives of a long-term incentive compensation program are to align the interests of our employees, consultants and directors with those of our shareholders and to create long-term shareholder value. The board of directors believes that the 2000 stock incentive program gives us the ability to achieve these objectives and will help us recruit, reward, motivate and retain talented personnel crucial to our success. If the proposed amendment does not receive shareholder approval, we may be unable to attract and retain such personnel. The board of directors believes that the proposed share increase will provide sufficient shares for anticipated grants through fiscal 2007.
      At the annual meeting, our shareholders are being asked to approve these amendments to our 2000 stock incentive program, the material terms of which are described more fully below. As of the record date, a total of 1,845,000 shares have been reserved under the 2000 stock incentive program, of which options to purchase 1,108,444 shares of our common stock have been granted pursuant to the plan (552,573 of which were vested) and 736,556 shares remain available for future grant. Our named executive officers and directors have an interest in this proposal.
      Key points of the 2000 stock incentive program include:

•	Our 2000 stock incentive program does not include an “evergreen” provision (i.e., a provision that automatically the shares reserved for issuance under the program). Rather, assuming approval of this proposal, our 2000 stock incentive program will have 1,036,556 shares of our common stock reserved for future issuance. As stated above, we believe this share reserve should be sufficient for anticipated grants through the end of fiscal year 2007. Periodic submission of stock plan share increase requests to our shareholders give you the opportunity to consider and review our equity compensation practices regularly.

•	The 2000 stock incentive program prohibits the grant of stock options with exercise prices less than fair market value of our common stock on the date of grant.

•	The 2000 stock incentive program also generally prohibits the “re-pricing” of stock options or stock appreciation rights, although awards may be bought out for a payment in cash or our stock.

•	The 2000 stock incentive program generally provides that at least 90% of the total full value awards (i.e., awards of stock purchase rights) issued under the plan will vest over a minimum period of three years (our standard vesting schedule for full value awards is currently four years), unless such award is to vest based upon achievement of one or more performance objectives, in which case the minimum vesting period will be twelve-months.

•	We recently finished a study of our overall equity compensation strategy, with the goal of better understanding current competitive practices, aligning the interests of our employees and our shareholders and managing the shareholder dilution (i.e., burn rate and overhang) related to our equity programs. Following a review of this study, we believe that full value awards (e.g., stock purchase rights) can be an important and effective part of an equity compensation strategy, consistent with best practices, the competitive market and reduced shareholder dilution.

•	Imminent changes in the equity compensation accounting rules, which are currently scheduled to become effective for us on April 1, 2006, may also materially change competitive equity compensation practices, especially as they pertain to the increased use of full value awards.

•	Consistent with the equity compensation strategy study and emerging market trends, we have begun to use full value awards as part of our equity compensation program. Although we believe full value awards are an important part of an effective equity compensation strategy, we recognize that the issuance of full value awards can potentially be more costly to our shareholders than appreciation awards, such as stock options. Accordingly, any shares subject to a stock purchase right with a purchase price less than fair market value on the date of grant will be counted against the 2000 stock incentive program’s share reserve as two shares for every one share subject to such award. Correspondingly, to the extent that a share that counted as two shares against the 2000 stock incentive program reserve at the time of grant pursuant to the preceding sentence is recycled back into the 2000 stock incentive program (e.g., upon award termination or share repurchase or forfeiture), the 2000 stock incentive program will be credited with two shares that will thereafter be available for future issuance under the 2000 stock incentive program.

•	We will obtain shareholder approval of any plan amendment as required by applicable law, including but not limited to, any amendment to increase the shares available for issuance under the plan or any increase in the class of eligible service providers under the plan.
      We are also asking the shareholders for approval of the material terms of the amended 2000 stock incentive program so that we have the flexibility to qualify stock purchase rights as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). A favorable vote for this proposal will allow us to deduct certain executive compensation each year (including any income associated with performance-based stock purchase rights) and provide us with potentially significant future tax benefits and associated cash flows.
      For the reasons stated above, the shareholders are being asked to approve the 2000 stock incentive program. We believe strongly that the approval of the 2000 stock incentive program is essential to our continued success. In particular, we believe that our employees are our most valuable assets and that the awards permitted under the 2000 stock incentive program are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals.
Summary of 2000 Stock Incentive Program
      The essential terms of the 2000 stock incentive program (taking into account the proposed share increase discussed above) are summarized below, but are qualified in their entirety by reference to the 2000 stock incentive program:
Purpose
      The purpose of the 2000 stock incentive program is to attract and retain the best available personnel for positions of substantial responsibility with our company, to provide additional incentive to our employees, directors and consultants. Options and stock purchase rights (each, an “award”) may be granted under the 2000 stock incentive program. Options granted under the 2000 stock incentive program may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options.
Administration
      The 2000 stock incentive program is generally administered by the board or a committee appointed by the board and is currently administered by the compensation committee of the board of directors. With respect made to certain executive officers, the administrator will generally consist of directors who qualify as “outside directors” under Section 162(m) of the Code (to enable us to receive a federal tax deduction for certain compensation paid under the 2000 stock incentive program) and will meet such other requirements as are established by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 of the Securities Exchange Act of 1934, to the extent the administrator determines it is desirable to meet the requirements of these rules. For the 2000 stock incentive program to qualify for exemption under Rule 16b-3, the administrator must consist of directors who are “non-employee directors.” Subject to the terms of the 2000 stock incentive program, the administrator determines the terms of the awards granted, including the exercise price, number of shares subject to the awards, and the exercisability, and has the authority to amend awards. All questions of interpretation are determined by the administrator and its decisions are final and binding upon all participants.
Eligibility; Limitations
      Nonstatutory stock options and stock purchase rights may be granted under the 2000 stock incentive program to our employees, directors and consultants and of any parent or subsidiary of our company. Incentive stock options may be granted only to employees or employees of any parent or subsidiary. The administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights will be granted, and the number of shares subject to each such grant, subject to the limits discussed below.
      Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to our chief executive officer and each our four other highest paid employees. In order to provide us with flexibility to provide compensation to such persons that is fully deductible, the 2000 stock incentive program provides that no employee, director or consultant may be granted, in any fiscal year:

•	options to purchase more than 300,000 shares of common stock, except that in connection with such individual’s initial service with us, he or she may be granted options to purchase up to an additional 300,000 shares of common stock, and

•	stock purchase rights to purchase to purchase more than 150,000 shares of common stock, except that in connection with such individual’s initial service with us, he or she may be granted stock purchase rights to purchase up to an additional 150,000 shares of common stock.
Terms and Conditions of Options
      A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following additional terms and conditions:

(a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted.

(b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may, in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 2000 stock incentive program generally vest and become exercisable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 stock incentive program permits payment to be made by cash, check, other shares of our common stock, cashless exercises, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. In light of the Sarbanes-Oxley Act of 2002, we will not allow payment to be made by promissory note from our directors and officers.

(c) Term of Option. The term of an incentive stock option may be no more than seven years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Employment. If an optionee’s employment or consulting relationship terminates for any reason or the optionee ceases to serve as a director (other than death or disability), then all options held by the optionee under the 2000 stock incentive program will remain exercisable, to the extent vested, and then expire on the earlier of (i) the date set forth in his or her notice of grant, and if no date is so set forth, three months following such termination, or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of such option at any time before expiration.

(e) Death or Disability. In the event of an optionee’s death or disability, then all options held by such optionee under the 2000 stock incentive program will remain exercisable, to the extent vested, and then expire on the earlier of (i) the date set forth in his or her notice of grant, and if no date is so set forth, 12 months following the date of death or disability, or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such optionee’s death or disability, the optionee (or the administrator of the optionee’s estate) may exercise all or part of such option at any time before expiration.

(f) Other Provisions. The administrator may offer to buy out previously granted options at any time for a payment in cash or stock. However, options cannot be repriced nor can an exchange program be implemented without first obtaining shareholder approval. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 stock incentive program as may be determined by the administrator.
Stock Purchase Rights
      Awards of stock purchase rights (also referred to as restricted stock) are shares that vest in accordance with the terms and conditions established by the administrator. Each stock purchase right is evidenced by an award agreement between us and the purchaser. The administrator will determine the purchase price to be paid for the shares, the number of shares subject to an award of stock purchase rights (subject to the award limitations described above), and any other terms and conditions of the award. Unless the administrator determines otherwise, the award agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with us for any reason (including death or disability). The repurchase price will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. Our repurchase option will lapse at a rate determined by the administrator, but for at least 90% of the total stock purchase rights issued under the term of the plan, in no event earlier than 1/36th per month over three years; provided, however, that the administrator has determined that the repurchase option will lapse based on the achievement of one or more performance goals, in no event will our repurchase option lapse earlier than the date one year from the date of grant.
Performance Goals
      As discussed above, under Section 162(m) of the Internal Revenue Code, the annual compensation paid to our chief executive officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the material terms of the amended 2000 stock incentive program, setting limits on the number of shares subject to awards that any individual may receive, and for stock purchase rights, establishing performance criteria that must be met before the award actually vests.
      We have amended the 2000 stock incentive program so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the administrator (in its discretion) may make performance goals applicable to a participant with respect to a stock purchase right. Performance goals may differ from participant to participant and from stock purchase right to stock purchase right. At the administrator’s discretion, one or more of the following performance goals may apply: cash flow, earnings, gross margin, market price of stock, market share, net income, operating income, operating margin, return on capital, return on equity, return on net assets, revenue and sales. Any criteria used may be measured, as applicable, in absolute terms or in relative terms (including passage of time and/or against another company or companies), on a per-share basis, against the performance of our company as a whole or any segment of our company, on a growth basis and on a pre-tax or after-tax basis.
Formula Option Grants to Non-Employee Directors
      The 2000 stock incentive program also provides for non-discretionary grants of nonstatutory stock options to our non-employee directors. The 2000 stock incentive program provides that an initial grant of an option of 20,000 shares will be made when each non-employee director first joins our board, either by way of election by our shareholders or by way of appointment by our board to fill a vacancy. Thereafter, each non-employee director will be automatically granted an option to purchase of 10,000 shares following each annual meeting of our shareholders, provided, if immediately after such meeting, the non-employee director continues to serve on our board and will have served on our board for at least the preceding six months.
      The 2000 stock incentive program also provides that the non-employee director who acts as the chairman of our board of directors will be granted an additional option to purchase 10,000 shares following each annual meeting of our shareholders, provided, that after such meeting the non-employee director will continue to serve as the chairman. Further, the 2000 stock incentive program provides that each non-employee director who acts as the chairman of the audit committee or the chairman of the compensation committee will be granted an additional option to purchase 5,000 shares following each annual meeting of our shareholders, provided that after such meeting the non-employee director continues to serve as the chairman of either the audit committee or the compensation committee.
      All options automatically granted to our non-employee directors are subject to a seven-year term and must have an exercise price equal to 100% of our fair market value on the date of grant. The initial option granted to our non-employee directors vests as to 25% of the shares one year after the date of grant and as to 1/48ths of the shares monthly thereafter. All other options automatically granted to our non-employee directors shall vest as to 25% each calendar quarter after the date of grant, such that 100% of the option will be exercisable one year after the date of grant or on the date of the subsequent annual meeting of the shareholders of our company, whichever is earlier.
Nontransferability of Awards
      Unless otherwise determined by the administrator, awards granted under the 2000 stock incentive program are not transferable other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant.
Adjustments Upon Changes in Capitalization
      In the event that our stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2000 stock incentive program, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2000 stock incentive program, the exercise price of any such outstanding option or stock purchase right, the number of shares of stock covered by options automatically granted to non-employee directors under the 2000 stock incentive program, and the per-person award limitations.
      In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The administrator may, in its discretion, provide that each participant will have the right to exercise and be fully vested in all or any part of the participant’s options and stock purchase rights, including those not otherwise exercisable, until the date ten days prior to the consummation of the liquidation or dissolution.
      In the event of a merger of our company or the sale of substantially all of our assets, each outstanding option or stock purchase right (or underlying restricted stock) will be assumed or an equivalent option or right or restricted stock substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights (or underlying restricted stock) or to substitute substantially equivalent options and stock purchase rights or restricted stock, the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable and will fully vest in the restricted stock. In such event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for 15 days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.
Amendment and Termination of the 2000 Stock Incentive Program
      The board may amend, alter, suspend or terminate the 2000 stock incentive program, or any part thereof, at any time and for any reason. However, we will obtain shareholder approval for any amendment to the 2000 stock incentive program to the extent necessary or desirable to comply with applicable law, including any amendment to add shares to the plan reserve or increase the class of eligible participants under the plan. No such action by the board or shareholders may alter or impair any option or stock purchase right previously granted under the 2000 stock incentive program without the written consent of the optionee. Unless terminated earlier, the 2000 stock incentive program will terminate in 2010.
Federal Income Tax Consequences
      The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the 2000 stock incentive program. It does not purport to be complete and does not discuss the tax consequences of the participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside. Tax consequences for any particular individual may be different.
      Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize federal taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss (that is, the difference between the sale price and the exercise price of the option) is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long term or short term capital gain or loss, depending on how long the optionee held the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% shareholder of our company. Unless limited by Section 162(m), we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.
      The exercise of an incentive stock option may subject the optionee to alternative minimum tax under Section 55 of the Code.
      Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Unless limited by Section 162(m), we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long term or short term capital gain or loss, depending how long the optionee held the shares.
      Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options, and generally, no income is recognized by the purchaser in connection with the grant of the stock purchase right or in connection with the exercise of the right for unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within thirty (30) days of the date of transfer of the stock purchase right. At the time of purchase, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code because we may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase unless an election under Section 83(b) of the Code is timely filed. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when our right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.
      The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us.
      Upon the purchaser’s disposition of the shares, any gain or loss is treated as capital gain or loss. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us, and unless limited by Section 162(m), we generally will be entitled to a tax deduction in that amount at the time the purchaser recognizes ordinary income with respect to a stock purchase right.
      Tax Effect for the Company. We generally will be entitled to a tax deduction in connection with an award in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option), unless limited by Section 162(m) of the Code. As discussed above, Section 162(m) of the Code limits the deductibility of compensation paid to our chief executive officer and to each of our four most highly compensated executive officers. However, the 2000 stock incentive program permits the administrator to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.
Incorporation by Reference
      The foregoing summary of the 2000 stock incentive program is qualified in its entirety by the specific language of the 2000 stock incentive program, a copy of which is attached as Appendix A to this proxy statement.
Vote Required and Board Recommendation
      To be approved, this proposal must receive a “FOR” vote from a majority of the shares present and voting, either in person or by proxy (which shares voting affirmatively also must constitute at least a majority of the required quorum). Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal. The board of directors recommends that shareholders vote FOR the amendment to the 2000 stock incentive program to increase the aggregate number of shares of common stock that may be issued under such program to maintain competitive compensation packages for our key employees, and to approve the material terms of the 2000 stock incentive program for purposes of Section 162(m) of the Code to allow us to potentially take tax deductions associated with executive compensation.
Participation in the 2000 Stock Incentive Program
      The grant of options and stock purchase rights under the 2000 stock incentive program to executive officers, including the executive officers named in the summary compensation table below, is subject to the discretion of the administrator. As of the date of this proxy statement, the administrator has not made any determination with respect to future option grants or stock purchase rights under the 2000 stock incentive program. The administrator of the 2000 stock incentive program currently plans to make grants to non-employee directors of 10,000 shares per non-employee director elected at the annual meeting, an additional grant of 10,000 shares to the chairman of the board and an additional grant of 5,000 shares to each of the chairmen of the audit and compensation committees. Accordingly, except for these non-discretionary grants to non-employee directors, future option grants and stock purchase rights are not determinable.

      The table below depicts the grant of options and stock purchase rights (also referred to as restricted stock) under the 2000 stock incentive program during fiscal 2005 to (i) each of our directors, (ii) each of the executive officers named in the summary compensation table on page 23, (iii) current executive officers as a group, (iv) non-employee directors as a group and (v) all other employees (including all current officers who are not executive officers) as a group.

				Dollar Value of
		Average	Number of Shares	Shares of
	Number of	Per Share	of Restricted	Restricted Stock
Name	Options Granted	Exercise Price	Stock Granted	Granted(1)

Warren E. Pinckert II	60,000	$10.19	—	—
Warren E. Pinckert II	4,000	$6.97	—	—
John F. Glenn	22,000	$10.19	—	—
Barbara T. McAleer	20,000	$10.19	—	—
Kenneth F. Miller	22,000	$10.19	—	—
Terry L. Wassmann	14,000	$10.19	—	—
Donald P. Wood	22,000	$10.19	—	—
Donald P. Wood	15,000	$7.32	—	—
Thomas E. Worthy	20,000	$10.19	—	—
John H. Landon	20,000	$7.32	—	—
Michael D. Casey	10,000	$7.32	—	—
John L. Castello	15,000	$7.32	—	—
Elizabeth H. Dávila	10,000	$7.32	—	—
Stuart Heap	10,000	$7.32	—	—
Larry Y. Wilson	15,000	$7.32	—	—
All current executive officers as a group (7 persons)	199,000	$9.91	—	—
All non-employee directors as a group (6 persons)	80,000	$7.32	—	—
All other employees (including all current officers who are not executive officers) as a group	—	—	22,848	$229,394

(1)	The dollar value of such shares of restricted stock is based on $10.04 per share, the last reported trade price for our common stock on June 20, 2005.
CORPORATE GOVERNANCE
Board and Committee Meetings
      The board of directors held five meetings during fiscal 2005. All directors attended at least 75% of the meetings of the board and committees of which they were members held during fiscal 2005.
      The board of directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Cholestech Corporation, a copy of which is available at the Investor Relations section of our website at http://www.cholestech.com.
Committees of the Board
      The board of directors has an audit committee, a compensation committee, a nominating committee and a governance committee.

Audit Committee
      The responsibilities of the audit committee include recommending to the board the selection of the independent accountants, overseeing actions taken by our independent accountants and reviewing our internal accounting controls. The audit committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent accountants, the scope of the annual audit, accounting controls, practices and policies, and the relationship between us and our independent accountants, including the availability of our records, information and personnel. The audit committee acts under a written charter adopted and approved by our board of directors.
      The audit committee held 12 meetings, by phone or in person, during fiscal 2005. During fiscal 2005, the audit committee consisted of Messrs. Wilson, Heap and Casey. In June 2005, Ms. Dávila succeeded Mr. Casey as a member of the audit committee. Each member of the audit committee is independent as defined under the rules of the SEC and the corporate governance standards of the Nasdaq Stock Market. The board of directors has determined that Mr. Wilson is qualified as an audit committee financial expert within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the audit committee for fiscal 2005 is included in this proxy statement.
Compensation Committee
      The compensation committee focuses on executive compensation, incentive and other forms of compensation for directors, officers and other employees and the administration of our various compensation and benefit plans. The compensation committee acts under a written charter adopted and approved by our board of directors.
      The compensation committee held five meetings during fiscal 2005. The compensation committee consists of Messrs. Castello, Landon and Heap and Ms. Dávila. None of the compensation committee members are employees of Cholestech and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market. The report of the compensation committee for fiscal 2005 is included in this proxy statement.
Nominating Committee
      The nominating committee is responsible for ensuring that the board of directors is properly constituted to meet its fiduciary obligations to shareholders and our company. The nominating committee recommends to the board of directors candidates for nomination to the board of directors and will consider nominees recommended by shareholders. Shareholders making such recommendations should follow the procedures outlined above under “Deadline of Receipt of Shareholder Proposals for 2005 Annual Meeting.”
      The nominating committee held one meeting during fiscal 2005. During fiscal 2005, the nominating committee consisted of Messrs. Landon, Casey and Castello and Ms. Dávila. In June 2005, Ms. Dávila ceased to be a member of the nominating committee. None of the nominating committee members are employees of Cholestech and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market.
Governance Committee
      The governance committee is responsible for ensuring that our company has appropriate corporate governance policies and practices and monitoring compliance with such policies and practices.
      The governance committee held two meetings during fiscal 2005. During fiscal 2005, the governance committee consisted of Messrs. Casey, Landon and Castello and Ms. Dávila. In June 2005, Ms. Dávila ceased to be a member of the governance committee. None of the governance committee members are employees of Cholestech and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market.

Director Recommendations and Nominations
      The nominating committee considers candidates for board membership suggested by our board members, management and shareholders. The nominating committee has also retained third-party executive search firms to identify independent director candidates upon the request of the nominating committee from time to time. It is the policy of the nominating committee to consider recommendations for candidates to the board of directors from shareholders holding not less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by the board of directors, individual board members or management.
      In addition, a shareholder that instead desires to nominate a person directly for election to the board of directors at an annual or special meeting of our shareholders must meet the deadlines and other requirements set forth in the rules and regulations of the SEC related to shareholder proposals.
      Where the nominating committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board;

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

•	such other factors as the committee may consider appropriate.
      The nominating committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing board members;

•	the ability to assist and support management and make significant contributions to our success; and

•	an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.
      In connection with its evaluation, the nominating committee determines whether it will interview potential nominees. After completing the evaluation and review, the nominating committee makes a recommendation to the full board as to the persons who should be nominated to the board, and the board determines and approves the nominees after considering the recommendation and report of the nominating committee.
Director Independence
      Current Board Members. In June 2005, the board undertook a review of the independence of its members and considered whether any director had a material relationship with Cholestech or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the board affirmatively determined that John H. Landon, Michael

D. Casey, John L. Castello, Elizabeth H. Dávila, Stuart Heap and Larry Y. Wilson are independent of Cholestech and its management under the corporate governance standards of the Nasdaq Stock Market.
      Executive Sessions of Independent Directors. It is the practice of our independent directors to meet separately from our Chief Executive Officer after each regularly scheduled meeting of the board. Our Corporate Governance Guidelines provide that the independent directors of the board meet in executive sessions on at least a quarterly basis.
Code of Business Conduct and Ethics
      The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our senior executive and financial officers. In addition, we have in place a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our chief executive officer and our chief financial officer, who also serves as our principal accounting officer. These codes are intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our corporate website. We intend to post any amendments to or waivers from the Code of Business Conduct and Ethics on our website.
Attendance by Board Members at the Annual Meeting of Shareholders
      It is the policy of the board that all board members are expected to attend the annual meeting of shareholders. Exceptions may be made due to illness, travel or other commitments. All members of the board of directors attended our annual meeting of shareholders in person on August 18, 2004.
Director Compensation
      Cash Compensation. In fiscal 2005, directors who were not employees received a $1,000 monthly retainer, a $1,000 fee for each board meeting they attended and a $500 fee for each telephonic board meeting they attended with the exception of the chairman, who received a $2,000 monthly retainer, a $2,000 fee for each board meeting he attended and a $1,000 fee for each telephonic board meeting he attended. Directors who were not employees also received a $500 fee for each committee meeting they attended that was on the same day as a regular board meeting (with the exception of the chairmen of each of the committees who received $1,000). For committee meetings that non-employee directors attended that were not on the same day as a regular board meeting, they received a $1,000 fee for each meeting (with the exception of the chairmen of each of the committees who received $2,000). The chairmen of the audit and compensation committees received an additional annual retainer of $6,000 and $3,000, respectively. The chairmen of the audit and compensation committees received the customary per meeting fees.
      Equity Compensation. Our 2000 stock incentive program provides for the grant of options to purchase our common stock to non-employee directors pursuant to a non-discretionary, automatic grant mechanism, whereby each such director is granted an option to purchase 10,000 shares on the date of each annual meeting (with the exception of the chairman who is granted an additional option to purchase 10,000 shares and the chairmen of the audit and compensation committees who are also each granted an additional option to purchase 5,000 shares on the date of each annual meeting), or an initial grant of an option to purchase 20,000 shares upon becoming a member of the board of directors.
      The exercise price per share of these non-discretionary, automatic options is equal to the closing sales price of our common stock on the Nasdaq Stock Market on the date of grant and all such options vest at a rate of 25% each calendar quarter after the date of grant so long as the individual remains a director of our company.
Compensation Committee Interlocks and Insider Participation
      During fiscal year 2005, no member of the compensation committee was an officer or employee or former officer or employee of Cholestech. No member of the compensation committee or executive officer of Cholestech served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee. Finally, no member of the compensation committee had any other relationship requiring disclosure in this section. Mr. Pinckert, our president and chief executive officer and a director, participated as a non-member of the committee in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that Mr. Pinckert was excluded from discussions regarding his own salary, incentive compensation and stock option grants.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of March 25, 2005 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1997 stock incentive program, the 1999 nonstatutory stock option plan, the 2000 stock incentive program and the 2002 employee stock purchase plan:

					Number of Securities
					Remaining Available for
	Number of Securities				Future Issuance Under
	to be Issued Upon		Weighted-Average		Equity Compensation
	Exercise of		Exercise Price of		Plans (Excluding
	Outstanding Options,		Outstanding Options,		Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights		the First Column)

Equity compensation plans	—	(1)	—	(1)	178,521
approved by security holders	65,389	(2)	8.55		75,056
	940,032	(3)	9.85		744,572
Equity compensation plans not approved by security holders	1,118,614	(4)	9.73		110,870
Total	2,124,035		9.75		1,109,019

(1)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2002 employee stock purchase plan or the weighted average exercise price of outstanding rights under such plan. The 2002 employee stock purchase plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the last trading day of the applicable offering period.

(2)	Issued under the 1997 stock incentive program.

(3)	Issued under the 2000 stock incentive program.

(4)	Issued under the 1999 nonstatutory stock option plan.
1999 Nonstatutory Stock Option Plan
      On September 1, 1999, the board of directors approved the 1999 nonstatutory stock option plan. The 1999 nonstatutory stock option plan has not been submitted to our shareholders for approval.
      The material terms of the 1999 nonstatutory stock option plan are summarized as follows:
Purpose
      The purposes of the 1999 nonstatutory stock option plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and to promote the success of our business.
Eligibility to Participate in the 1999 Nonstatutory Stock Option Plan
      Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors, except in connection with initial service with our company.

Number of Shares Covered by the 1999 Nonstatutory Stock Option Plan
      The board of directors initially reserved 1,000,000 shares of our common stock for issuance under the 1999 nonstatutory stock option plan. On June 14, 2001 and March 27, 2002, the board of directors amended the 1999 nonstatutory stock option plan to increase the aggregate number of shares of common stock authorized for issuance by 500,000 at each meeting. As of March 25, 2005, options to acquire 1,118,614 shares were outstanding under the 1999 nonstatutory stock option plan, out of the 2,000,000 shares reserved for issuance and 110,870 shares remained available for future issuance. Pursuant to the rules of the Nasdaq Stock Market, the board of directors will not make further amendments to the 1999 nonstatutory stock option plan to increase the aggregate number of shares of common stock authorized for issuance without shareholder approval.
Awards Permitted under the 1999 Nonstatutory Stock Option Plan
      The 1999 nonstatutory stock option plan authorizes the granting of nonstatutory stock options only.
Terms of Options
      The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and no option may have a term of more than ten years from the date of grant. All of the options that are currently outstanding under the 1999 nonstatutory stock option plan vest and become exercisable over a four year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. In light of the Sarbanes-Oxley Act of 2002, we will not allow payment to be made by promissory note from our directors and officers. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee up to the remainder of the option’s term.
Capital Changes
      The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 1999 nonstatutory stock option plan.
Merger or Change of Control
      In the event of a merger of our company with or into another corporation or the sale of substantially all of our assets, each outstanding option under the 1999 nonstatutory stock option plan must be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.
Termination and Amendment
      The 1999 nonstatutory stock option plan provides that the board of directors may amend or terminate the 1999 nonstatutory stock option plan without shareholder approval, but no amendment or termination of the 1999 nonstatutory stock option plan or any award agreement may adversely affect any award previously granted under the 1999 nonstatutory stock option plan without the written consent of the optionee. Notwithstanding the foregoing, the rules of the Nasdaq Stock Market require shareholder approval of all material amendments to the 1999 nonstatutory stock option plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of our common stock as of June 20, 2005 by:

•	each shareholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of the executive officers named in the summary compensation table on page 23; and

•	all of our directors and executive officers as a group.
      Unless otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to applicable common property laws.

	Number of	Number of	Total	Percent of
	Shares	Shares	Shares	Shares
	Beneficially	Underlying	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Options	Owned	Owned(2)

5% Shareholders:
FMR Corp.(3)	1,866,700	—	1,866,700	12.8%
82 Devonshire Street
Boston, MA 02109
Tocqueville Asset Management, L.P.(4)	1,037,380	—	1,037,380	7.1%
40 West 57th St., 19th Floor
New York, NY 10019
Directors and Named Executive Officers:
Warren E. Pinckert II	191,668	182,756	374,424	2.5%
John F. Glenn	3,000	1,833	4,833	*
Barbara T. McAleer	—	1,666	1,666	*
Kenneth F. Miller	3,030	13,499	16,529	*
Terry L. Wassmann	7,424	114,498	121,922	*
Donald P. Wood	—	35,581	35,581	*
Thomas E. Worthy	16,820	79,273	96,093	*
Michael D. Casey	—	45,000	45,000	*
John L. Castello	2,000	55,000	57,000	*
Elizabeth H. Dávila	300	19,999	20,299	*
Stuart Heap	—	20,000	20,000	*
John H. Landon	2,000	78,000	80,000	*
Larry Y. Wilson	2,000	55,000	57,000	*
All directors and executive officers as a group (13 persons)	228,242	702,105	930,347	6.1%

*	Less than 1%.

(1)	Unless otherwise noted, the address of each listed shareholder is that of our principal executive offices: 3347 Investment Boulevard, Hayward, California 94545-3808.

(2)	This table is based upon information supplied by officers, directors and principal shareholders. Percentage of beneficial ownership is based on 14,630,054 shares of common stock outstanding as of June 20, 2005. For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of June 20, 2005, including upon the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

(3)	Reflects ownership as reported on Schedule 13G/ A filed on February 14, 2005 with the Securities and Exchange Commission by FMR Corp. FMR Corp. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G/ A. The investment management companies, which include several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients. According to such Schedule 13G/ A, these entities have sole voting power with respect to 213,800 shares and sole dispositive power with respect to 1,866,700 shares. Ownership shown does not reflect holdings shown on the March 31, 2005 Form 13F of 2,138,800 shares.

(4)	Reflects ownership as reported on Schedule 13G/ A filed February 17, 2005 with the Securities and Exchange Commission by Tocqueville Asset Management, L.P. According to such Schedule 13G/ A, this entity has sole voting power with respect to 940,050 shares and sole dispositive power with respect to 1,037,380 shares. Ownership shown does not reflect holdings shown on the March 31, 2005 Form 13F of 679,360 shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table sets forth certain summary information for fiscal 2005, 2004 and 2003 regarding compensation awarded to, earned by or paid to our chief executive officer and our four next most highly compensated executive officers (our “named executive officers”).

				Long Term
				Compensation
		Annual Compensation		Awards

				Securities
				Underlying
	Fiscal			Options	All Other
Name and Principal Position	Year	Salary	Bonus	(# of shares)	Compensation(1)

Warren E. Pinckert II	2005	$387,577	$190,466	64,000	$10,460
President and Chief Executive	2004	369,465	33,750	60,000	8,443
Officer	2003	334,962	82,000	60,000	9,156
John F. Glenn(2)	2005	$98,000	$45,014	62,000	$5,789
Vice President of Finance,	2004	—	—	—	—
Chief Financial Officer,	2003	—	—	—	—
Treasurer and Secretary
Barbara T. McAleer(3)	2005	$31,923	$20,000	60,000	$756
Vice President of Quality Assurance	2004	—	—	—	—
and Regulatory Affairs	2003	—	—	—	—
Kenneth F. Miller	2005	$195,328	$84,844	62,000	$284,227
Vice President of Marketing	2004	—	—	—	—
and Sales	2003	—	—	—	—
Terry L. Wassmann	2005	$167,410	$68,851	14,000	$5,672
Vice President of	2004	151,973	8,733	20,000	4,337
Human Resources	2003	148,608	22,126	20,000	4,885
Donald P. Wood	2005	$208,904	$141,033	37,000	$14,825
Vice President of	2004	176,788	10,406	60,000	10,753
Operations	2003	—	—	—	—
Thomas E. Worthy	2005	$188,168	$20,819	20,000	$7,775
Vice President of Development and	2004	165,300	9,422	20,000	6,357
Regulatory Affairs	2003	153,688	21,431	20,000	6,015

(1)	These amounts consist of premiums on group term life insurance, medical and dental insurance, long term disability insurance and contributions to our 401(k) Plan on behalf of the named executive officers, except for the amount shown for Mr. Miller, which also consists of $271,556 in relocation expenses.

(2)	Mr. Glenn joined Cholestech in October 2004 as our vice president of finance, chief executive office, treasurer and secretary.

(3)	Ms. McAleer joined Cholestech in February 2005 as our vice president of quality assurance and regulatory affairs.
Option Grants in Last Fiscal Year
      The following table sets forth information regarding options granted during fiscal 2005 under our 1999 nonstatutory stock option plan and 2000 stock incentive program to each of our named executive officers.

	Individual Grants

		Percent of			Potential Realizable
		Total			Value at Assumed Rates
	Number of	Options			of Stock Price
	Securities	Granted to			Appreciation for Option
	Underlying	Employees	Exercise		Term(1)
	Options	in Fiscal	Price Per	Expiration
Name	Granted(2)	Year(3)	Share(2)(4)	Date	5%	10%

Warren E. Pinckert II	60,000	9.1%	$10.19	3/23/2012	$248,901	$580,046
Warren E. Pinckert II	4,000	0.6%	6.97	10/13/2011	11,350	26,450
John F. Glenn	40,000	6.1%	6.97	10/13/2011	113,500	264,502
John F. Glenn	22,000	3.4%	10.19	3/23/2012	91,264	212,683
Barbara T. McAleer	60,000	9.1%	10.19	3/23/2012	248,901	580,046
Kenneth F. Miller	40,000	6.1%	8.97	6/16/2011	146,068	340,400
Kenneth F. Miller	22,000	3.4%	10.19	3/23/2012	91,264	212,683
Terry L. Wassmann	14,000	2.1%	10.19	3/23/2012	58,077	135,344
Donald P. Wood	22,000	3.4%	10.19	3/23/2012	91,264	212,683
Donald P. Wood	15,000	2.3%	7.32	8/18/2011	44,700	104,169
Thomas E. Worthy	20,000	3.0%	10.19	3/23/2012	82,967	193,349

(1)	Potential realizable value (i) is net of exercise price before taxes, (ii) assumes that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term, and (iii) assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

(2)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant with reference to the closing price of our common stock on the Nasdaq National Market on the date of grant. All options vest in equal monthly installments over a four year period beginning on the grant date, provided the optionee continues to be employed by us. In March 2005, our board of directors, acting on the recommendation of our compensation committee, accelerated vesting of all options with an exercise price above $12.06 for employees and executive officers.

(3)	Based on an aggregate of 657,082 options granted to employees under the 1999 nonstatutory stock option plan and the 2000 stock incentive program in fiscal 2005.

(4)	Exercise price and tax withholding obligations related to exercise may be paid in cash, check, by delivery of a ready owned shares of our common stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
      The following table sets forth information concerning the exercise of options by our named executive officers and the value of stock options held by our named executive officers as of March 25, 2005.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at Fiscal
	Shares		Options at Fiscal Year End		Year End(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Warren E. Pinckert II(3)	20,000	$58,579	200,412	143,588	$193,002	$137,093
John F. Glenn	—	—	—	62,000	—	121,200
Barbara T. McAleer	—	—	—	60,000	—	—
Kenneth F. Miller	—	—	—	62,000	—	41,200
Terry L. Wassmann	—	—	108,286	40,714	180,953	42,197
Donald P. Wood	—	—	26,352	70,648	60,008	106,592
Thomas E. Worthy	35,000	209,458	72,606	46,669	114,886	42,080

(1)	Fair market value of our common stock as of the exercise date minus the exercise price of the options.

(2)	Fair market value of our common stock, based on the $10.00 closing price on March 25, 2005 on the Nasdaq National Market, minus the exercise price of the unexercised options.

(3)	Mr. Pinckert continues to hold the 20,000 shares acquired upon exercise.
Employment Agreements and Change of Control Arrangements
      In June 2001, we entered into a severance agreement with Mr. Pinckert. This agreement was amended in March 2003 and provides that in the event he is terminated by us, for any or no reason, Mr. Pinckert will be paid, over a period of 18 months commencing on the date of such termination, an amount equal to 18 months’ compensation, at the rate of compensation in effect immediately prior to such termination (minus applicable withholding). Pursuant to the severance agreement, Mr. Pinckert will also receive medical and dental coverage for 18 months and 18 months’ worth of unvested and outstanding stock options will accelerate.
      We entered into severance agreements with Ms. Wassmann and Dr. Worthy in July 2001 and with Mr. Wood in April 2003. These agreements were amended in October 2003. We also entered into a severance agreement with Mr. Miller in June 2004, Mr. Glenn in October 2004 and Ms. McAleer in January 2005. These severance agreements provide that in the event he or she is terminated by us, for any or no reason, he or she will be paid, over a period of 12 months commencing on the date of such termination, an amount equal to 12 months’ compensation, at the rate of compensation in effect immediately prior to such termination (minus applicable withholding). Pursuant to the severance agreements, these individuals will also receive medical and dental coverage for 12 months and 12 months’ worth of unvested and outstanding stock options will accelerate.
      We entered into a change of control severance agreement with Mr. Pinckert in June 2001. This agreement was amended in January 2003 and March 2004 and provides that if his employment is constructively terminated within 12 months after a change of control of our company, Mr. Pinckert will be paid, over a period of 24 months commencing on the date of such termination, an amount equal to (i) two years’ compensation at the rate of compensation in effect immediately prior to such termination (minus applicable withholding), (ii) 200% of his target bonus as in effect for the fiscal year in which the termination occurs and (iii) up to 100% of his target bonus as in effect for the fiscal year in which the termination occurs, with such amount determined by the Board in its sole discretion based on Mr. Pinckert’s achievement of the management objectives on which such bonus is based and pro rated for the year of termination. In addition, upon such termination after a change of control, 100% of the outstanding stock options held by Mr. Pinckert will vest, and he will receive medical and dental coverage for 24 months.
      We entered into change of control severance agreements with Ms. Wassmann in August 2001. This agreement was amended in January 2003 and March 2004. We also entered into change of control severance agreements with Mr. Wood in October 2003, Dr. Worthy in October 2003. These agreements were also amended in March 2004. We entered into a change of control severance agreement with Mr. Miller in June 2004, Mr. Glenn in October 2004 and Ms. McAleer in January 2005. These change of control severance agreements provide that if the employment of these individuals is constructively terminated within 12 months after a change of control of our company, they will be paid, over a period of 18 months commencing on the date of such termination, an amount equal to (i) 18 months’ compensation at the rate of compensation in effect immediately prior to such termination (minus applicable withholding), (ii) 150% of his or her target bonus as in effect for the fiscal year in which the termination occurs and (iii) up to 100% of his or her target bonus as in effect for the fiscal year in which the termination occurs, with such amount determined by the Board in its sole discretion based on their achievement of the management objectives on which such bonus is based and pro rated for the year of termination. In addition, upon such termination after a change of control, 100% of the outstanding stock options held by these individuals will vest, and they will receive medical and dental coverage for 18 months.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
      In accordance with the written charter adopted by the board of directors, the compensation committee of the board of directors reviews and approves our executive compensation policies. The compensation committee administers our various incentive plans, including the 1997 stock incentive program, the 1999 nonstatutory stock option plan and the 2000 stock incentive program, sets compensation policies applicable to our executive officers and evaluates the performance of our executive officers. The compensation levels of our executive officers for fiscal 2005, including base salary levels, potential bonuses and stock option grants were determined by the compensation committee at the beginning of the fiscal year. The following is a report of the compensation committee describing the compensation policies and rationale applicable with respect to the compensation paid to our executive officers for fiscal 2005.
General Compensation Philosophy
      Our philosophy in setting compensation policies for our executive officers is to maximize shareholder value over time. The primary goal of our executive compensation program is to closely align the interests of the executive officers with those of our shareholders. To achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to our long term success, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in our company. The compensation committee currently uses base salary, annual cash incentives and stock options to meet these goals.
Cash Compensation
      Base salary is primarily used by us as a device to attract, motivate, reward and retain highly skilled executives. The compensation committee reviewed and approved fiscal 2005 base salaries for our chief executive officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the compensation committee based on an executive officer’s job responsibilities, level of experience, individual performance, contribution to the business, our financial performance for the past year and recommendations from management. The compensation committee also takes into account the salaries for similar positions at comparable companies, based on each individual member’s industry experience. In reviewing base salaries, the compensation committee focuses significantly on each executive officer’s prior performance with us and expected contribution to our future success. In making base salary decisions, the compensation committee exercises its discretion and judgment based upon these factors. No specific formula is applied to determine the weight of each factor. In fiscal 2005, the base of salary of Mr. Pinckert, our chief executive officer and president, was $390,000, as compared to $375,000 in fiscal 2004.
      Each named executive officer’s bonus is based on qualitative and quantitative factors and is intended to motivate and reward such named executive officers by directly linking the amount of any cash bonus to specific company based performance targets and specific individual based performance targets. Annual incentive bonuses for named executive officers are intended to reflect the committee’s belief that a portion of the compensation of each named executive officer should be contingent upon the performance of our company, as well as the individual contribution of each named executive officer. To carry out this philosophy, the board of directors reviews and approves the financial budget for the fiscal year. The compensation committee then establishes target bonuses for each named executive officer as a percentage of the officer’s base salary. The named executive officers, including Mr. Pinckert, must successfully achieve these performance targets which are submitted by management to the compensation committee for its evaluation and approval at the beginning of the fiscal year. The company based performance goals are tied to two financial performance objectives for Cholestech, earnings per share and sales revenue. The individual performance goals are tied to different indicators of such named executive officer’s performance, such as our financial performance, new product development and increase in the customer base. The compensation committee evaluates the completion of the company based performance targets and specific individual based performance targets and approves a performance rating relative to these goals. This scoring is influenced by the compensation committee’s perception of the importance of the various corporate and individual goals. The compensation committee believes that the bonus arrangement provides an excellent link between our earnings performance and the incentives paid to the named executive officers. In fiscal 2005, Mr. Pinckert’s bonus was $190,466, as compared to $33,750 in fiscal 2004.
Equity Based Compensation
      The compensation committee provides our named executive officers with long-term incentive compensation through grants of stock options under our 2000 stock incentive program. The compensation committee believes that stock options provide our named executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. The compensation committee believes that stock options directly motivate an executive to maximize long term shareholder value. Such options also use vesting periods that encourage key executives to remain with our company. All options granted to named executive officers to date have been granted at the fair market value of our common stock on the date of grant. The compensation committee considers the grant of each option subjectively, considering factors such as the named executive officer’s relative position and responsibilities, the individual performance of the named executive officer over the previous fiscal year and the anticipated contribution of the named executive officer to the attainment of our long term strategic performance goals. The committee also considers stock options granted in prior years. The compensation committee views stock option grants as an important component of our long term, performance based compensation philosophy.
      Under the guidelines stated above, the compensation committee reviewed and granted stock options and restricted stock on March 25, 2005 to Mr. Pinckert and the named executive officers as described above under the headings “Executive Compensation — Summary Compensation Table” and “Executive Compensation and Other Matters — Option Grants in Last Fiscal Year.”
      On March 23, 2005, the board of directors, acting upon our recommendation, approved the acceleration of vesting for all outstanding unvested stock options with a per share exercise price equal to or greater than $12.06. As a result of vesting acceleration of these stock options, options to purchase 93,465 shares of our common stock became immediately exercisable as of March 23, 2005, including 16,251 shares held by Mr. Pinckert, which had an exercise price of $17.83. The vesting acceleration also affected options held by Dr. Worthy and Ms. Wassmann.
      The primary purpose of the vesting acceleration of such stock options was to eliminate future compensation expense that Cholestech would otherwise recognize in its income statement with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment. The aggregate estimated compensation expense associated with these accelerated options that would have been recognized in Cholestech’s income statements after adoption of SFAS 123R was approximately $1.1 million. In addition, because these options had exercise prices in excess of current market value (were “underwater”), they were not achieving their original objectives of incentive compensation and employee retention.

Tax Deductibility of Executive Compensation
      The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers. However, certain performance based compensation is specifically exempt from the deduction limit. We have adopted a policy that, where reasonably practicable, we will seek to qualify variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).
      Respectfully submitted by the compensation committee of the board of directors:

John L. Castello, Chairman
Elizabeth H. Dávila
Stuart Heap
John H. Landon

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      In accordance with the written charter adopted by the board of directors, the audit committee of the board of directors, composed of three independent directors, has the primary responsibility of overseeing our financial reporting, accounting principles and system of internal accounting controls and reporting its observations and activities to the board. It also recommends the appointment of the independent registered public accounting firm and approves the services performed by the independent registered public accounting firm. The members of the audit committee have been determined to be independent in accordance with the applicable rules of the National Association of Securities Dealers.
      The audit committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussion with audit committees) and has discussed with the independent registered public accounting firm any relationships that may impact their independence, and satisfied itself as to the independent registered public accounting firm’s independence.
      Management has the primary responsibility for the preparation of the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee and the independent registered public accounting firm reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. As part of the review of the audited financial statements, the audit committee discussed with the independent registered public accounting firm their judgments as to our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.
      The audit committee has discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.
      The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their integrated audit of our financial statements and our internal control over financial reporting and the overall quality of our financial reporting. During fiscal 2005, the audit committee met 12 times, and our management and independent registered public accounting firm were present at each of those meetings.
      The audit committee also reviewed management’s report on internal controls as well as the independent registered public accounting firm’s report to our company as to the results of its audit of our internal control over financial reporting as required under section 404 of the Sarbanes-Oxley Act.
      Based on the above review and discussions with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that our company’s audited financial statements and management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended March 25, 2005 for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment of the independent registered public accounting firm, and the board of directors concurred in such recommendation.
      Respectfully submitted by the audit committee of the board of directors:

Larry Y. Wilson, Chairman
Michael D. Casey*
Stuart Heap

*	In June 2005, Ms. Dávila succeeded Mr. Casey as a member of the audit committee.

STOCK PRICE PERFORMANCE GRAPH
      The following is a line graph comparing the cumulative total return to shareholders of our common stock at March 25, 2005 since March 31, 2000 to the cumulative total return over such period of (i) The Nasdaq Stock Market United States Index and (ii) a Peer Group Index, which includes all companies in the Standard Industrial Classification Code 3826 — Measuring and Controlling Devices, of which we are a member.
Comparison of Five Year Cumulative Total Return(1) Among Cholestech Corporation,
The Nasdaq Stock Market (U.S.) Index and a Peer Group(2)(3)

Cumulative Total Return

	3/00	3/01	3/02	3/03	3/04	3/05

Cholestech Corporation	100.00	56.83	210.99	96.12	103.91	119.02

Nasdaq Stock Market (U.S.)	100.00	47.07	41.31	21.97	38.41	37.26

Peer Group	100.00	84.84	80.33	51.92	88.65	86.28

(1)	Assumes that $100.00 was invested on March 31, 2000 in our common stock or index, and that all dividends were reinvested. No dividends have been declared on our common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

(2)	Peer Group is SIC Code 3826 — Measuring and Controlling Devices.

(3)	We operate on a 52/53 week fiscal year, which ends on the last Friday in March. Accordingly, the last trading day of our fiscal year may vary. For consistent presentation and comparison to the indices shown herein, we have calculated our stock performance graph assuming a March 31 year end.

RELATED PARTY TRANSACTIONS
      We believe that, except as described above, in the past fiscal year there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that all executive officers, directors and 10% shareholders complied with all applicable filing requirements during fiscal 2005, except that Mr. Miller was late in filing a Form 4 with respect to an option grant of 40,000 shares in June 2004. The required filing has since been made.
OTHER MATTERS
      We are not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board may recommend.

THE BOARD OF DIRECTORS OF
CHOLESTECH CORPORATION
Dated: July 15, 2005

Appendix A
CHOLESTECH CORPORATION
2000 STOCK INCENTIVE PROGRAM
(As Amended Effective July 2005)
      1. Purposes of the Plan. The purposes of this 2000 Stock Incentive Program are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.
      Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.
      2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(f) “Common Stock” means the common stock of the Company.

(g) “Company” means Cholestech Corporation, a California corporation.

(h) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(i) “Determination Date” means the latest possible date that will not jeopardize the qualification of a Stock Purchase Right granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(j) “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p) “Inside Director” means a Director who is an Employee.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

(s) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) “Outside Director” means a Director who is not an Employee and who is not the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 1% or more of the total voting power represented by the Company’s outstanding voting securities on the date of any grant hereunder.

(u) “Option” means a stock option granted pursuant to the Plan.

(v) “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(w) “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

(x) “Optioned Stock” means the Common Stock subject to an Option or Stock Purchase Right.

(y) “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Period of Restriction” means the period during which the transfer of Shares of restricted stock acquired pursuant to the exercise of a Stock Purchase Right are subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(bb) “Plan” means this Cholestech Corporation 2000 Stock Incentive Program.

(cc) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

(dd) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(ee) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ff) “Section 16(b)” means Section 16(b) of the Exchange Act.

(gg) “Service Provider” means an Employee, Director or Consultant.

(hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ii) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(jj) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
      3. Stock Subject to the Plan.
      (a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is two million one hundred and forty-five thousand (2,145,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
      (b) Full Value Awards. Any Shares subject to Options will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Stock Purchase Rights with a per share purchase price lower than 100% of Fair Market Value on the date of grant will be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. To the extent that a Share that was subject to an award that counted as two Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan will be credited with two Shares.
      (c) Lapsed Awards. If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan, whether upon exercise of an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of restricted stock acquired pursuant to a Stock Purchase Right are repurchased by the Company at the original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option will not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations will not become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

      4. Administration of the Plan.
      (a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options or Stock Purchase Rights granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
      (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted; provided, however, that such action is approved by the Company’s shareholders;

(vii) to institute an Option Exchange Program; provided, however, that such action is approved by the Company’s shareholders;

(viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(x) to modify or amend each Option or Stock Purchase Right (subject to Section 16(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

      (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.
      5. Eligibility. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
      6. Limitations.
      (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.
      (b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.
      (c) The following limitations shall apply to grants of Options:

(i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 300,000 Shares.

(ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 300,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.
      7. Term of Plan. Subject to Section 20 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 16 of the Plan.
      8. Term of Option. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be seven (7) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or

Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.
      9. Option Exercise Price and Consideration.
      (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator but in no event shall be less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.
      (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
      (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(vi) any combination of the foregoing methods of payment; or

(vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
      10. Exercise of Option.
      (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

      An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
      Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
      (b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      (c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      (d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
      (e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

      11. Stock Purchase Rights.
      (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. Notwithstanding the foregoing, during any fiscal year no Service Provider will receive Stock Purchase Rights covering more than an aggregate of 150,000 Shares; provided, however, that in connection with an individual’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 150,000 Shares of Stock Purchase Rights. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.
      (b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator; provided, however, that Shares of Restricted Stock will vest no earlier than one-third (1/3rd) of the total number Shares of Restricted Stock subject to a Stock Purchase Right each year from the date of grant, unless the Administrator determines that the Stock Purchase Right is to vest upon the achievement of one or more performance objectives, in which case the period for measuring performance will be at least twelve (12) months, provided further that the foregoing vesting restrictions shall not apply to up to ten percent (10%) of the Stock Purchase Rights issued by the Company over the term of the Plan.
      (c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
      (d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 14 of the Plan.
      (e) Performance Goals. Awards of Stock Purchase Rights under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or shareholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; revenue; return on net assets; or total return to shareholders. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index and may be stated in terms of growth of the applicable performance metric. The Performance Goals for a Service Provider will be determined by the Administrator based on the Company’s tactical and strategic business objectives, which may differ from Service Provider to Service Provider and from Stock Purchase Right to Stock Purchase Right. Prior to the Determination Date, the Administrator will determine whether to make any adjustments to the calculation of any Performance Goal with respect to any Service Provider for any significant or extraordinary events affecting the Company. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of a Stock Purchase Right, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report.

      12. Non-Transferability of Options and Stock Purchase Rights. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.
      13. Formula Option Grants to Outside Directors. Outside Directors shall be granted Options each year in accordance with the following provisions:

(a) All Options granted pursuant to this Section 13 shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.

(b) Except as provided in subsection (f) below, each person who first becomes an Outside Director on or after the date that shareholders of the Company approve this Plan, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy shall be automatically granted an Option to purchase up to 20,000 Shares (the “First Option”), as determined by the Board in its sole and absolute discretion, on the date he or she first becomes an Outside Director; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

(c) Except as provided in subsection (f) below, each Outside Director shall be automatically granted an Option to purchase up to 10,000 Shares (a “Subsequent Option”) following each annual meeting of the shareholders of the Company, if immediately after such meeting, he or she shall continue to serve on the Board and shall have served on the Board for at least the preceding six (6) months.

(d) Except as provided in subsection (f) below, each Outside Director who acts as the Chairman of the Board shall be automatically granted an Option to purchase up to 10,000 Shares (a “Chair Option”) following each annual meeting of the shareholders of the Company, if immediately after such meeting, he or she shall continue to serve as the Chairman of the Board.

(e) Except as provided in subsection (f) below, each Outside Director who acts as the Chairman of the Audit or Compensation Committee shall be automatically granted an Option to purchase up to 5,000 Shares (a “Committee Chair Option”) following each annual meeting of the shareholders of the Company, if immediately after such meeting, he or she shall continue to serve as the Chairman of such Committee.

(f) Notwithstanding the provisions of subsections (b), (c), (d) and (e) hereof, any exercise of an Option granted before the Company has obtained shareholder approval of the Plan in accordance with Section 20 hereof shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with Section 20 hereof.

(g) The terms of each First Option, Subsequent Option, Chair Option and Committee Chair Option granted pursuant to this Section 13 shall be as follows:

(i) the term of each First Option, Subsequent Option, Chair Option and Committee Chair Option shall be seven (7) years.

(ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of each First Option, Subsequent Option, Chair Option and Committee Chair Option. In the event that the date of grant is not a trading day, the exercise price per Share shall be the Fair Market Value on the next trading day immediately following the date of grant.

(iii) 100% of the Shares subject to each Subsequent Option, Chair Option and Committee Chair Option shall vest (A) one year after the date of grant or (B) on the date of the subsequent annual meeting of the shareholders of the Company, whichever is earlier, subject to the Optionee remaining a Service Provider as of such vesting dates.

(iv) 25% of the Shares subject to the First Option shall vest one year after the date of grant and 1/48 of the Shares subject to such option shall vest monthly thereafter, subject to the Optionee remaining a Service Provider as of such vesting dates.
      14. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
      (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.
      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.
      (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right (or unvested shares of Restricted Stock) shall be assumed or an equivalent option or right or shares substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right (or unvested shares of Restricted Stock), the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right (or unvested shares of Restricted Stock) as to all of the Optioned Stock or such unvested shares, including Shares as to which it would not otherwise be vested or exercisable. In addition, with respect to performance-based Stock Purchase Rights (or unvested shares of Restricted Stock), all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right (or unvested shares of Restricted Stock) shall be considered assumed if, following the merger or sale of assets, the option or right or restricted stock confer the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right (or unvested shares of Restricted Stock) immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, or the vesting of the Restricted Stock, for each Share of Restricted Stock, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.
      Notwithstanding anything in this Section 14(c) to the contrary, a Stock Purchase Right (or unvested shares of Restricted Stock) that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Service Provider’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or asset sale corporate structure will not be deemed to invalidate an otherwise valid Stock Purchase Right (or underlying Restricted Stock) assumption.
      15. Date of Grant. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.
      16. Amendment and Termination of the Plan.
      (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
      (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without the approval of the Company’s shareholders, except as provided in Section 3, and the class of Service Providers eligible under the Plan pursuant to Section 5 may not be increased without approval of the Company’s shareholders.
      (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.
      17. Conditions Upon Issuance of Shares.
      (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
      (b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
      18. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
      19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
      20. Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CHOLESTECH CORPORATION
Proxy for the 2005 Annual Meeting of Shareholders
August 17, 2005
The undersigned shareholder of Cholestech Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 15, 2005, and hereby appoints John L. Castello and Warren E. Pinckert II and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Shareholders of Cholestech Corporation to be held on August 17, 2005 at 10:00 a.m., local time, at our principal executive offices located at 3347 Investment Boulevard, Hayward, California 94545-3808, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	TO ELECT SEVEN DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED:

NOMINEES:	Michael D. Casey, John L. Castello, Elizabeth H. Dávila, Stuart Heap, John H. Landon, Warren E. Pinckert II and Larry Y. Wilson

FOR ALL NOMINEES	WITHHOLD FROM ALL NOMINEES	☐
☐	☐	FOR ALL NOMINEES EXCEPT AS WRITTEN ABOVE

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2006:

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	PROPOSAL TO AMEND OUR 2000 STOCK INCENTIVE PROGRAM TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 300,000 SHARES, AND TO APPROVE THE MATERIAL TERMS OF THE 2000 STOCK INCENTIVE PROGRAM FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE:

☐ FOR ☐ AGAINST ☐ ABSTAIN
and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE AMENDMENT TO THE 2000 STOCK INCENTIVE PROGRAM TO INCREASE THE AGGREGATE NUMBER OF SHARES, AND TO APPROVE THE MATERIAL TERMS OF THE 2000 STOCK INCENTIVE PROGRAM FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Date: _______________________________________, 2005

Signature:

Date: _______________________________________, 2005

Signature: